Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITY ACT OF 1933

________________

MYR Group Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3158643 (I.R.S. Employer Identification No.)

________________

1701 West Golf Road, Suite 3-1012
Rolling Meadows, IL 60008
(Address of principal executive offices)

MYR Group Inc. 2017 Long-Term Incentive Plan
(Full title of the plan)

________________

Gerald B. Engen, Jr.
Senior Vice President, Chief Legal Officer and Secretary
MYR Group Inc.
12150 East 112th Avenue
Henderson, CO 80640
(303) 286-8000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	900,000	$42.95	$38,655,000	$4,481

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock that become issuable under the Registrant’s 2017 Long-Term Incentive Plan (the “Plan”) by reason of any stock splits, stock dividends, recapitalization or similar transactions.
(2)	Estimated solely for purposes of calculation of the registration fee. Calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock on April 26, 2017 as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission are incorporated by reference in this registration statement:

(a)                 the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 9, 2017;

(b)                 information specifically incorporated by reference into the Registrant’s annual report on 10-K for the year ended December 31, 2016 from its definitive proxy statement on Schedule 14A filed with the Commission on March 10, 2017; and

(c)                 the Registrant’s Current Reports on Form 8-K filed with the Commission on February 2, 2017, April 11, 2017 and April 28, 2017.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The Company’s Senior Vice President, Chief Legal Officer and Secretary, Gerald B. Engen, Jr., has passed upon the validity of the shares of Common Stock to be issued under the Plans. Mr. Engen beneficially owns or has rights to acquire less than 1% of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees), judgments, fines and amounts incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article Seventh of the Registrant’s Restated Certificate of Incorporation provides that “[the] Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article Seventh shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.” Article VIII of the Company’s By-Laws provides for similar rights.

In accordance with the Restated Certificate of Incorporation and the By-Laws, the Registrant enters into certain indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant’s officers and directors with further indemnification, to the maximum extent permitted by the DGCL.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s Restated Certificate of Incorporation and By-Laws, the indemnification agreements and any other arrangements referred to above, and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)                 The undersigned registrant hereby undertakes:

(1)                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on April 27, 2017.

MYR GROUP INC.

By:	/s/ RICHARD S. SWARTZ, Jr.
Name: Richard S. Swartz, Jr.
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
*	President and Chief Executive Officer	April 27, 2017
Richard S. Swartz, Jr.	(Principal Executive Officer)
*	Senior Vice President, Chief Financial Officer and Treasurer	April 27, 2017
Betty R. Johnson	(Principal Financial and Accounting Officer)
*	Executive Chairman of the Board of Directors	April 27, 2017
William A. Koertner
*	Director	April 27, 2017
Jack L. Alexander
*	Director	April 27, 2017
Larry F. Altenbaumer
*	Director	April 27, 2017
Bradley T. Favreau
*	Director	April 27, 2017
Henry W. Fayne
*	Director	April 27, 2017
Kenneth M. Hartwick
*	Director	April 27, 2017
Gary R. Johnson

*	Director	April 27, 2017
Donald C. I. Lucky

*	Director	April 27, 2017
Maurice E. Moore

*	Director	April 27, 2017
William D. Patterson

*By: /s/ Gerald B. Engen, Jr.

Gerald B. Engen, Jr.

Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation, incorporated by reference to exhibit 3.1 of the Company’s Form 8-K (File No. 001-08325), filed with the Commission on May 7, 2014.
3.2	Amended and Restated By-Laws, incorporated by reference to exhibit 3.1 of the Company’s Form 8-K (File No. 001-08325), filed with the Commission on December 22, 2015.
4.1	Specimen Common Stock Certificate, incorporated by reference to exhibit 4.2 of the Company’s Registration Statement on Form S-1/A (File No. 333-148864), filed with the Commission on July 14, 2008.
5.1	Opinion of Gerald B. Engen, Jr., Senior Vice President, Chief Legal Officer and Secretary of the Company. †
10.1	MYR Group Inc. 2017 Long-Term Incentive Plan, incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-08325), filed with the Commission on March 10, 2017. +
10.2	Form of Restricted Stock Award Agreement (Named Executive Officer), incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-08325), filed with the Commission on April 28, 2017. +
10.3	Form of Performance Shares Award Agreement (Named Executive Officer), incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-08325), filed with the Commission on April 28, 2017. +
10.4	Form of Restricted Stock Unit Award Agreement (Non-Employee Director), incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-08325), filed with the Commission on April 28, 2017. +
10.5	Form of Restricted Stock Unit Award Agreement (Director), incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-08325), filed with the Commission on April 28, 2017. +
23.1	Consent of Ernst and Young LLP.†
23.2	Consent of Gerald B. Engen, Jr., Senior Vice President, Chief Legal Officer and Secretary of the Company (included in Exhibit 5.1).†
24.1	Power of Attorney†

________________________

†	Filed herewith
+	Indicates management contract or compensatory plan or arrangement.